Exhibit 10.28

October 1, 2015

John Walsh

[Address]

RE: Terms of Employment

Dear John:

Tremor Video, Inc. (the “Company”) is pleased to offer you the position of Head of Technology and Product on the terms set forth in this letter.  Your first day of employment with the Company shall be October 19, unless otherwise agreed by you and the Company’s Chief Executive Officer.

Position and Responsibilities

In your employment position, you will report to Bill Day, the Company’s Chief Executive Officer.  In this capacity, you will serve and will be responsible for such duties as are normally associated with your position or as may otherwise be determined by the Company.  Your specific duties and responsibilities may change from time to time as determined by the needs of the Company and the policies established by the Company.  While travel in the performance of your duties may be required, you will work principally at our offices in Boston, MA. Of course, the Company may change your position, duties, and work location as it deems necessary.

Compensation and Benefits

You will be paid an initial base annual salary of $350,000, less payroll deductions and all required withholdings. You will be paid the base salary in accordance with the Company’s standard payroll practices, and you will be eligible for standard benefits, such as medical insurance, paid time off, and holidays, according to standard Company policy as may be adopted by the Company from time to time.  In your position, you will be entitled to 20 PTO (Paid Time Off) days prorated based on your date of hire, as is Company policy.  These days are to be used for sick leave, personal days, and/or vacation.  The Company does require that requests for vacation time be made in writing at least two weeks prior to the vacation dates requested. The Company also offers an additional eight days of paid holiday time per calendar year.

In addition to your base salary, you will be eligible to receive performance-based bonuses based on achievement of performance goals to be set by the CEO and the Company’s Board of Directors (the “Board”).  Your target annual bonus for 2015 will be

$140,000 (pro-rated to your start date), less payroll deductions and all required withholdings.  You will have the ability to earn up to 150% of your target annual bonus.  Unless otherwise agreed in writing pursuant to a bonus plan or bonus agreement approved by the CEO and/or Board, bonus payments, if any, are not guaranteed and will be awarded at the sole discretion of the Company’s Board.  To be eligible for a performance bonus, you must maintain full time employment status at the time of the payment.  Bonus payments will be made less payroll deductions and all required withholdings.

Tremor Video Equity Grant

You will be granted, subject to the approval of the Board an option (the “Option”) to purchase 350,000 shares of Company’s common stock, par value $0.0001 per share.  The exercise price per share of the Option will be determined by the Board when the Option is granted.  The Option will be subject to the terms and conditions of the applicable Stock Option Agreement.  You will vest in 25% of the shares subject to the Option when you complete 12 months of continuous service with the Company or an affiliate of the Company (“Continuous Service”) (excluding service solely as a member of the Board), and the balance will vest in equal monthly installments over the next 36 months of Continuous Service (excluding service solely as a member of the Board).  If, during the term of your Continuous Service, a Change in Control (as defined below) is consummated and, following the consummation of the Change in Control your employment is terminated by the Company without Cause (as defined below) or is terminated by you for Good Reason (as defined below), 50% of the remaining shares subject to the Option that are not otherwise vested upon the effective date of the Change in Control pursuant to the foregoing schedule shall become vested.

Severance Benefits

If the Company terminates your employment for any reason other than for Cause (as defined below), death or Disability (as defined below), or you resign from your employment with the Company for Good Reason (as defined below) (each such event, a “Separation”), then, subject to your compliance with the conditions set forth in the following paragraph and your continued compliance with the Confidentiality and Inventions Assignment Agreement attached hereto as Exhibit A (the “CIAA”), which will be executed prior to your first day of employment, you will be entitled to the following benefits (less all applicable withholding taxes): (i) severance payments at a rate equal to your base salary for a period of six months, (ii) a pro-rated annual target bonus for the year in which your termination occurs plus any earned but unpaid bonus amounts from prior periods, and (iii) the Company will pay to you an amount equal to the monthly premium under COBRA for you and your eligible dependents until the earliest of (x) six months following your Separation, (y) the expiration of your continuation coverage under COBRA or (z) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  The severance payments described above will be paid in accordance with the Company’s standard payroll procedures, and, subject to your execution of the Release (as defined below), will commence on the later of (i) the 30th day after your Separation (or, if such day is not a business day, on the first business day thereafter) and (ii) the third business day following the effectiveness of the Release, and once they commence will be retroactive to the date of your Separation.

You will not be entitled to any severance benefits described in this section unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries (if applicable), to the extent applicable, and (iii) have executed a general release substantially in the form attached hereto as Exhibit B (the “Release”) of all claims that you may have against the Company or persons affiliated with the Company.  If you fail to execute the Release or if you revoke the Release, then you will not be entitled to the severance benefits described in this section.

Definitions

For purposes of this Agreement, the following definitions will apply:

“Cause” shall mean: (i) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) your material breach of any agreement between you and the Company that remains uncured for thirty (30) days following written notice of such material breach; (iii) your material failure to comply with the Company’s written policies or rules that remains uncured for thirty (30) days following written notice of such material breach; (iv) except with respect to driving violations, your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof; (v) your gross negligence or willful misconduct; (vi) your continuing unwillingness to perform assigned duties after receiving written notification of such failure from the Board and a thirty (30) day opportunity to cure; or (vii) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.  It is understood that a termination of your employment resulting from your death or Disability shall not constitute termination for “Cause.”

“Change in Control” shall mean (i) the merger or consolidation of the Company (except any such merger or consolidation involving the Company in which the shares of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares that represent, immediately following such merger or consolidation at least a majority, by voting power, of the shares of the surviving or resulting corporation), (ii) a sale of all or substantially all of the assets of the Company or (iii) a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company.

“Disability” shall mean any physical incapacity or mental incompetence (i) as a result of which you are unable to perform the essential functions of your job for an aggregate of 180 days, whether or not consecutive, during any calendar year, and which cannot be reasonably accommodated by the Company without undue hardship.

“Good Reason” means that you resign after one of the following conditions has come into existence without your consent:  (i) a change in your reporting directly to the Company’s CEO or a change in your position or title with the Company that materially reduces your level of authority or responsibility; provided, however, that a change in position or reporting structures solely by virtue of a Change in Control shall not constitute “Good Reason” if you maintain a substantially similar level of responsibility within the business unit that previously operated as the independent company, (ii) a reduction in the base salary; (iii) receipt of notice that your principal workplace will be relocated more than 30 miles that also increases your commute by at least 30 miles; (iv) the willful breach by the Company of a material provision of this Agreement or any other agreement with you; or (v) the taking of any action by the Company or its successor that would materially reduce your benefits or perquisites under the Company’s or any successor’s benefit plans (including equity benefits), except to the extent the benefits of all other executives of the Company or its successor are similar reduced.  A condition will not be considered “Good Reason” unless you give the Company written notice of the condition within 90 days after the condition comes into existence, the Company fails to remedy the condition within 30 days after receiving your written notice and you resign within 30 days thereafter.

Section 409A

For purposes of Section 409A of the Code, each salary continuation payment under the Section entitled “Severance Benefits” is hereby designated as a separate payment.  If you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) any payment or benefit that is subject to

Section 409A of the Code, will be made or commence, as applicable, on the first business day following (A) the expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum at that time.

Company Rules and Policies

As a Company employee, you will be expected to abide by Company rules and regulations, and acknowledge in writing that you have read the Company’s Employee Handbook.

Normal working hours for your position are from 9am to 6pm, Monday through Friday however your working schedule shall be flexible, provided that you are working equivalent hours, at a minimum. As an exempt salaried employee, you will be expected to work additional hours as required from time to time by the nature of your work assignments.

Termination of Employment

Unless agreed to in writing between you and the Company during the term of your employment, your employment with the Company shall be “at will”.  You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice, subject to your right to receive severance benefits set forth herein upon certain termination events provided herein.  This at-will employment relationship cannot be changed except by a written document signed by you and a member of the Board.

Additional Agreements

By signing and accepting this offer, you represent and warrant that (i) you are not subject to any pre-existing contractual or other obligation with any person, company or business enterprise (including any non-competition or non-solicitation covenant) which may be an impediment to your employment with, or your providing services to, the Company as its employee; and (ii) you do not have, and shall not bring to Company premises, or use during the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether verbal or written, and comprise the final, complete and exclusive agreement between you and the Company regarding the subject matter set forth herein. The terms of this letter agreement and the resolution of any disputes will be governed by New York law.

The offer described above is based, pursuant to federal law, upon proof of your eligibility to work in the United States satisfactory to the Company. This offer is contingent on completion of a satisfactory background and reference check by the Company.  In the event that such background and reference checks are not completed to the satisfaction of the Company, this offer may be withdrawn by the Company prior to the start of your employment without any further obligations or liability hereunder.

Please sign and date this letter, and return it to me via PDF at bday@tremorvideo.com if you wish to accept employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship. If you have any questions, please let me know.  If you have not accepted employment by 5pm on Friday, October 2, 2015, this offer of employment shall expire.

Very truly yours,

Tremor Video, Inc.

By:	/s/ William C. Day
William C. Day, Chief Executive Officer

I have read and accept this offer letter:

/s/ John Walsh
John Walsh

Dated:	10/1/2015